Morgan Stanley Institutional Funds, Inc. -US Real
Estate Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3

Securities Purchased:  QTS Realty Trust
Purchase/Trade Date:	  3/29/16
Offering Price of Shares: $45.500
Total Amount of Offering: $5,500,000
Amount Purchased by Fund:  16,063 shares
Percentage of Offering Purchased by Fund: 0.292
Percentage of Fund's Total Assets: 0.08
Brokers:  BofA Merrill Lynch, J.P. Morgan, Stifel,
Deutsche Bank Securities, Evercore ISI, Goldman
Sachs & Co., Jefferies, KeyBanc Capital Markets,
SunTrust Robinson Humphrey, Morgan Stanley,
RBC Capital Markets, Baird, PNC Capital Markets,
TD Securities
Purchased from: Merrill Lynch
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one
NRSRO.